AMENDMENT

to

Sub-Transfer Agency and Service Agreement

Between

Phoenix Equity Planning Corporation

and

Boston Financial Data Services, Inc.

This Amendment is effective as of July 1, 2008 (the “Effective Date”), between Phoenix Equity Planning Corporation (the “Transfer Agent”) and Boston Financial Data Services, Inc. (the “Sub-Transfer Agent”). The Transfer Agent and the Sub-Transfer Agent are parties to a Sub-Transfer Agency and Service Agreement dated January 1, 2005, as amended (the “Agreement”). In accordance with Section 15.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Section 1.1 The last sentenced is hereby modified and replaced with the following:

In accordance with procedures established from time to time by agreement between the Transfer Agent and the Sub-Transfer Agent, and as further defined in Section 1.2(h), the Sub-Transfer Agent agrees that it will perform the following Shareholder and Record-Keeping services

2.	Section 1.2 of the Agreement is hereby amended as follows:

a.	The following sentence is added to Sub-section 1.2(a):

To the extent that the Sub-Transfer Agent provides any services under this Agreement that relate to compliance by the Transfer Agent with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in this Section 1.2(a), the Sub-Transfer Agent not make any judgments or exercise any discretion of any kind (except to the extent of making mathematical calculations, classifications or other actions based on express instructions from the Transfer Agent), including with regard to: (i) determining the actions required for compliance or when compliance has been achieved; (ii) determining the amounts of taxes that should be withheld on Shareholder accounts; (iii) determining the amounts that should be reported in or on any specific box or line of any tax form; (iv) classifying the status of Shareholders and Shareholders accounts under applicable tax law; and (v) paying withholding and other taxes.

b.	The period at the end of sub-section 1.2(f) is replaced with a semicolon;

c.	The following new sub-sections to Section 1.2, including the attached Schedule 1.2(g), Schedule 1.2(h) and Schedule 1.2(j) are hereby added to the Agreement:

(g)	Omnibus Transparency Services. Upon request of the Transfer Agent, the Sub-Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations pursuant to Rule 22c-2(a)(2)(3) under the Investment Company Act of 1940, as amended. The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.2(g)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Sub-Transfer Agent pursuant to this Section 1.2(g), the Transfer Agent agrees to pay the Sub-Transfer agent such fees and expenses associated with such additional services as set forth under the heading “Omnibus Transparency Full Service Fees” on Schedule 3.1. If at any time the Sub-Transfer Agent discontinues providing these services, the corresponding fees and expenses shall no longer apply;

(h)	Performance of Certain Services by the Fund of Affiliates or Agents. New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Sub-Transfer Agent may at times perform only a portion of these services and the Transfer Agent, the Fund or others appointed by the Transfer Agent or the Fund may perform the remainder of these services. As of the commencement of this Agreement, the parties agree that the division of the services as between the Transfer Agent and the Sub-Transfer Agent shall be as outlined in Schedule 1.2(h), entitled “Division of Services”, and the fees set forth in Schedule 3.1 shall be payment for such division of services. Any material change to Schedule 1.2(h) shall be by mutual written agreement of the parties and in connection there with, the fees set forth Schedule 3.1 shall be modified accordingly by the mutual written agreement of the parties;

(i)	Key Personnel. The Sub-Transfer Agent will use its best efforts to maintain the stability and continuity of Key Personnel (defined below) to provide services to the Transfer Agent and will not arbitrarily replace or reassign Key Personnel during the term of this Agreement. For purposes of this Agreement, Key Personnel shall mean the Relationship Manager and the Client Service Officer assigned to the Transfer Agent as of the date of this Amendment;

(j)	Dedicated Processing Team. The Sub-Transfer Agent will use its best efforts to maintain a dedicated transaction processing team to provide Services on behalf of the Transfer Agent to Phoenix Fund shareholders and will not arbitrarily replace or reassign team members during the term of this Agreement.

(k)	Service Level Agreement. The Parties will agree from time to time on service levels with respect to performance under this Agreement. Such Service Levels shall be set forth in a separate written agreement executed by both Parties, which may be modified by agreement of the Parties in writing from time to time.

3.	As of either the Effective Date or, if later, the Conversion Date (as defined below), the fee schedule dated July 1, 2006 through June 30, 2009 is hereby replaced with the attached revised Schedule 3.1, entitled “Fees.” The “Conversion Date” shall be the date upon which the parties mutually agree in good faith and in writing that the transition to the division of services set forth in Schedule 1.2 (h) hereto is substantially complete.

4.	Section 3.5 of the Agreement is deleted and replaced with the following:

3.5	Cost of Living Adjustment. The fees hereunder shall not be adjusted prior to June 1,2011. Beginning on June 1, 2011, the total fee for all services for each year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in the then-current Schedule 3.1) adjusted by the lesser of (i) the percentage change for the twelve-month period of the previous calendar year of the Consumer Price Index (as more specifically defined below), and (ii) three percent (3%).

(a) Consumer Price Index. The parties agree to use the Consumer Price Index for all Urban Consumers (CPI-U) Northeast Urban Index (not seasonally adjusted)( Series ID CUUR0100SA0). Base Period 1982-1984 – 100 (the “CPI”), as the basis for cap on changes in fees. The CPI is published by the Bureau of Labor Statistics (the “BLS”) of the U.S. Department of Labor. For Purposes of this Agreement, the most recently published CPI as of the date on which a cost of living adjustment occurs is the “CPI Current Index”, and the “CPI Base Index” is the CPI most recently published as of June 1, 2011 and the CPI most recently published as of the date for subsequent adjustments. If, on June 1 of any year beginning in 2011, the CPI Current Index is higher or lower than the CPI Base Index, then, effective as of such date, an adjustment to the fees will be made by increasing or decreasing the fees no greater than by the percentage that the CPI Current Index increased or decreased from the CPI Base Index, subject to the cap on changes to fees as stated above. In calculating the percentage change, the parties agree to round to one decimal place. The parties acknowledge and agree that Sub-Transfer Agent will adjust the fees and will advise Transfer Agent of such adjustments in writing so that the new fees will amend this Agreement and become effective on June 1 of the applicable year, subject to the terms hereof. If no adjustment is made on June 1 of any year beginning with 2011 for any reason, Sub-Transfer Agent will advise Transfer Agent writing of such fact.

(b) Changes to Index. In the event that the BLS should stop publishing the CPI or should substantially change the content, format or calculation methodology of the CPI, the parties will substitute another comparable measure published by a mutually agreeable source, except as noted below. If the change is to redefine the base period for the CPI from one period to some other period, the parties will continue to use the index but will use the new base period figures for all future adjustments. If the change is to the name of the CPI, the new name will be used instead of the old name so long as the numbers previously published for the index have not changed.

5.	Section 8.1 of the Agreement is hereby amended as follows:

Subparagraph (f) is amended to remove the “or” from the end of the sentence.

Subparagraph (g) is amended to add a semi-colon and “or” to the end of the sentence.

A new subparagraph (h) is added, which reads as follows:

“(h) Upon request of the Transfer Agent, the transmission by facsimile of shareholder or other information by the Sub-Transfer Agent to third parties designated by the Transfer Agent.”

6.	The following new Section 11.3 is hereby added to the Agreement:

11.3 In connection with the services provided under this Agreement, the Sub-Transfer Agent maintains and agrees to continue to maintain information security safeguards against the destruction, loss, theft or alteration of client-specific information in the possession of the Sub-Transfer Agent. The electronic delivery or transmission by the Sub-Transfer Agent to the Transfer Agent or any reports containing client-specific information shall be made only in accordance with mutually agreed upon procedures.

7.	As of the Effective Date of this Amendment (and not to be interpreted as in any manner invalidating the effectiveness of the Agreement prior such Effective Date), Section 12.1 of the Agreement is deleted and replaced with the following:

12.1	Term. The term of this Agreement (the “Initial Term”) shall be from June 1, 2008 through May 31, 2012 unless terminated pursuant to the provisions of this Section 12. Unless a terminating party gives written notice to the other party one hundred twenty (120) days before the expiration of the Initial Term or any Renewal Term, this Agreement will renew automatically from year to year (each such year-to-year renewal a “Renewal Term”). One hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise the fees shall be adjusted pursuant to Section 3.5 of this Agreement.

8. Section 12.3 of the Agreement is deleted and replaced with the following

12.3	Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should the Transfer Agent desire to move any of its services provided by the Sub-Transfer Agent hereunder to a successor service provider prior to the expiration of the Initial Term, or without the required notice, the Sub-Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date; however, there can be no guarantee or assurance that the Sub-Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should the Transfer Agent determine to convert the services to a successor service provider, or if the Funds are liquidated or their assets merged or purchased or the like with or by another entity which does not utilize the services of the Sub-Transfer Agent, except in the case of termination by the Transfer Agent pursuant to Section 12.2 hereof, the Transfer Agent shall pay to the sub-Transfer Agent an early termination fee (“Early Termination Fee”). The Early Termination Fee payable to the Sub-Transfer Agent shall be calculated at no more than $90,000, to be reduced pro rata monthly over four (4) years from the Effective Date of this Amendment, so that at the end of such 4-year period there shall be no further Early Termination Fee. The payment of the Early Termination Fee to the Sub-Transfer Agent as set forth shall be accelerated to the business day immediately prior to the conversion or termination of services.

9.	The addresses listed in Section 15.12 of the Agreement are deleted and replaced with the following:

(a) If to the Sub-Transfer Agent, to:

Boston Financial Data Services, Inc.

2 Heritage Drive

North Quincy, Massachusetts 02171

Attn: General Counsel, Legal Department

Facsimile: (617) 483-2490

(b) If to the Transfer Agent to:

Phoenix Equity Planning Corporation

101 Munson Street

Greenfield, Massachusetts 01301

Attention: Heidi Griswold

Facsimile: (413) 772-4112

With a copy to:

The Phoenix Companies, Inc.

One American Row

Hartford, Connecticut 06115

Attention: General Counsel

10.	All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment.

11.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

(SIGNATURES TO FOLLOW ON NEXT PAGE)

July 1, 2008 AMENDMENT

SIGNATURE PAGE

PHOENIX EQUITY PLANNING CORPORATION		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Heidi Griswold	By:	/s/ Jane L. Brennan
Name:	Heidi Griswold	Name:	Jane L. Brennan
Title:	Vice President, Mutual Fund Services	Title:	Division Vice President

SHEDULE 1.2(g)

OMNIBUS TRANSPARANCY SERVICES

Dated: July 1, 2008

A.	The Transfer Agent shall provide the following information to the Sub-Transfer Agent:

1.	The name and contact information for each Financial Intermediary with which the Funds have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Transfer Agent’s request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”), that is to receive an information request;

2.	The Funds to be included, along with each Fund’s frequent trading policy, under surveillance for the Financial Intermediary;

3.	The frequency of supplemental data requests from the Sub-Transfer Agent;

4.	The duration of supplemental data request (e.g. 60 days, 90 days); and

5.	The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data).

B.	Upon receipt of the foregoing information, the Transfer Agent hereby authorizes and instructs the Sub-Transfer Agent to perform the following Services:

1.	Financial Intermediary Surveillance Schedules

(a)	Create a system profile and infrastructure to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b)	Initiate information requests to the Financial Intermediaries.

2.	Data Management Monitoring

(a)	Monitor status of information requests until all supplemental data is received.

(b)	If a Financial Intermediary does not respond to a second request from the Sub-Transfer Agent, the Sub-Transfer Agent shall notify the Transfer Agent for the Transfer Agent to follow up with the Financial Intermediary.

3.	Customized Reporting for Market Timing Analysis

(a)	Run information received from the Financial Intermediaries through TA2000 System functionalities (utilizing PowerSelect tables, Short Term Trader and Excessive Trader).

SCHEDULE 1.2(g)

(continued)

(b)	Generate exception reports using parameters provided by the Transfer Agent.

4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a)	Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b)	Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.

(c)	Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.	Communication and Resolution of Market Timing Exceptions

(a)	Communicate results of analysis to the Transfer Agent or upon request of the Transfer Agent directly to the Financial Intermediary.

(b)	Unless otherwise requested by the Transfer Agent and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c)	Update AWD with comments detailing resolution.

6.	Management Reporting

(a)	Provide periodic reports, in accordance with agreed-upon frequency and content parameters, to the Funds. As reasonably by the Transfer Agent, the Sub-Transfer Agent shall also furnish ad hoc reports to the Transfer Agent.

7.	Support Due Diligence Programs

(a)	Update system watch list with pertinent information on trade violators.

PHOENIX EQUITY PLANNING CORPORATION		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Heidi Griswold	By:	/s/ Jane L. Brennan
Name:	Heidi Griswold	Name:	Jane L. Brennan
Title:	Vice President, Mutual Fund Services	Title:	Division Vice President

SCHEDULE 1.2(h)

DIVISION OF SERVICES

Function	Transfer Agent	Sub-Transfer Agent
Transaction Processing
Remittance Cash Processing (DDPS System)		X
Remittance Cash Processing QA		X
Offline Cash Deposits		X
Remittance Cash Processing – Items not in good order		X
Check Imaging – ESTUB		X
Plan Allocation Group Purchase Lists/Transmissions		X
Prepare Cash Estimates		X
ACH Payroll		X
ACH Payroll QA		X

Federal Fund Wire Purchases		X
Federal Fund Wire Purchases QA		X

New Account Setup		X
New Account Quality Assurance (QA)		X

Transfer (Re-registrations)		X
Transfers QA		X

Exchanges		X
Exchanges QA		X

Redemptions		X
Redemptions QA		X
Federal Funds Wire Redeems		X
Federal Funds Wire Redeems QA		X

Wire Order
Trade Establishment		X
Trade Settlement (Checks to BFDS)		X
QA		X
Monitoring of Outstanding Trades		X

Maintenance		X
Maintenance QA		X

Function	Transfer Agent	Sub-Transfer Agent
Transaction Processing
Certificates		X
Certificates QA		X

Adjustments		X
Adjustments QA		X

Vendor Oversight	X
SLA Review and Adherence	X
Management and Board Reporting	X
Ongoing Due Diligence and Feedback	X
Invoice and Billing Reconciliation	X

Customer Service
Telephones for Open and Closed End Funds (Series 6)	X
Correspondence (Shareholder/Dealer Letters/Emails)	X
Correspondence QA	X

Dealer Services
NSCC FundServ/Networking Implementation	X	X
NSCC FundServ/Networking Activity Monitoring and Trade Corrections		X
Dealer and Advisor File Maintenance		X
System Enhancements		X
Create NSCC Position Files		X
Create NSCC Commission Files		X
Telephones for NSCC Firms - segregation for Focus Firms		X

Operator Security
TA2000		X
AWD		X

Fund Control Reconciliation
Cash Settlement (including NSCC)		X
Reconcile Transfer Agent DDA’s		X
Compile Fund Share Activity & Estimates and Transmit to PFPC		X
Checkwriting Payments		X
Research and Resolve Imbalances	X	X

Function	Transfer Agent	Sub-Transfer Agent
Fund Control Reconciliation
Calculate and Pay Distributions		X
Produce Commission Data		X
Prepare Manual Checks		X
Sub-Transfer Agent / Networking Invoice Reconciliation and Payment	X	X

Print & Electronic Output
Checks (Redeem, SWP, Dividend, Replacement)	X (Personix)
Investor Statements (Daily & Quarterly)	X (Personix)
Maintenance Verification (Bank or Address change)	X (Personix)
Tax Forms	X (Personix)
Corrected Tax Forms		X (DST Output)
RPO Mail		X
Microfiche (COOL)		N/A
CD Rom (Investment Checks)		X
E-Statements/Tax Forms	X(EPSIIA)
Dealer Statement CDRoms	X(EPSIIA)
Statement Suppression & Consent Database	X(EPSIIA)
Annual Account History Transcripts (COOL)	X

Compliance Regulatory
Year End Tax Reporting		X
Proxy mailing and Tabulation		X
Lost Shareholder Recovery and Reporting		X
Lost Certificate Filing and Processing		X
B & C Notice Reporting		X
Notice of Levy & Subpoena		X
Escheatment		X
W-8,W-9 Solicitation		X
Withholding Filing & Disbursement		X
Non Resident Alien Tax Reporting		X
Monitor Unusual Activity Report		X
Multi-State Bank Match Process		X
Monitor As Of Activity	X	X
Anti-Money Laundering/USA Patriot Act		X
Complaint Review and Reporting	X
Daily Excess Activity Review	X	X
22c2-Monitoring and Reporting	X	X

Function	Transfer Agent	Sub-Transfer Agent
Client Services
Run Monthly Transaction Jobs		X
New Fund Setup	X	X
Fund Option Updates		X
Adhoc TA2000 Reports		X
Fund Mergers	X	X
Fund Closings	X	X
Mailings		X
Fiduciary Administration Fee	X	X
Billing to Fund for TA Services		X

Support
Maintain Dedicated PO Box		X
Mail Pickup		X
Mail Sort		X
Scanning		X
Records Retention	X	X
Global Systems Enhancements		X
Fund Specific Systems Enhancements	X	X
AWD Reporting	X	X
Reports On Line		X
Network Support/Maintenance		X
AWD Mainframe Support/Maintenance	X	X
Technical Support	X	X

PHOENIX EQUITY PLANNING CORPORATION		BOSTON FINANCIAL DATA SERVICES INC.

By:	/s/ Heidi Griswold	By:	/s/ Jane L. Brennan
Name:	Heidi Griswold	Name:	Jane L. Brennan
Title:	Vice President, Mutual Fund Services	Title:	Division Vice President

SCHEDULE 3.1

FEES

Effective Date: July 1, 2008 through June 30, 2012

General: Fees are billable on a monthly basis at the rate of 1/12th of the annual fee. A charge is made for an account in the month that an account opens or closes. A CUSIP that merges with another CUSIP shall be charged account service fees through May of the year following the calendar year in which the CUSIP merged. CUSIPs are subject to account service fees until purged from the TA2000 System.

Annual Account Service Fees:

Open Accounts[1]

Up to 700,000 accounts[2]
Direct Accounts	$9.20/account
Networked Accounts (ML 3)	$7.60/account

Accounts in excess of 700,000 accounts
Direct Accounts	$8.70/account
Networked Accounts (ML 3)	$7.10/account

Accounts in excess of 1,000,000 accounts
Direct Accounts	$8.45/account
Networked Accounts (ML 3)	$6.85/account

Closed Accounts	$1.35/account

Complex Base Fee	$150,000.00/year

Fees also include the following services at no additional charge:
Audio Response - not including long distance and advanced features
State Tax Reporting
AML - Networked & Non-Networked
Federal Wires
Compliance Program
(cont’d on next page)

[1]	Open Accounts are defined as an account which is open at any time during the month. Open Accounts may also be referred to as “Accounts Serviced”.
[2]	Breakpoint Discounts

For Phoenix accounts between 700,001-1,000,000 the Sub-Transfer Agent will provide a discount of $.50/Yr/Account.

For each Phoenix account the Sub-Transfer Agent services above 1,000,000 a TOTAL discount of $.75/Yr/Account will apply.

For example if the Sub-Transfer Agent services 1,000,000 Phoenix accounts, the discount would be $150,000 ($.50 x 300,000 accounts).

If the Sub-Transfer Agent services 1,050,000 Phoenix accounts, the discount would be $187,500 (($.50 x 300,000) + ($.75 x 50,000)).

SCHEDULE 3.1

FEES

(continued)

Fees also include the following services at no additional charge:

Regulatory Compliance

Same Day Cash

AWD RIP

Omnibus Transparency (investigation fees only)

Investor

12b1/TASS

12b1 processing

Checkwriting

Commfee

Crystal reporting (for agreed upon reports where information available thru Powerselect)

Sub-TA invoice process

Omnibus Transparency Full Service Fees:

Annual Technology Fee

Accountlets[3]
0-500,000	$0.45/accountlet
500,001-2,000,000	$0.45/accountlet (waived)[4]
2,000,001 and greater	$0.10/accountlet

Investigation Fees	(waived)

Out of Pocket Expenses:	Billed as Incurred
In accordance with Section 3.2 of the Agreement. Out-of-pocket expenses will not be increased without the prior approval of the Transfer Agent.

PHOENIX EQUITY PLANNING CORPORATION		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Heidi Griswold	By:	/s/ Jane L. Brennan
Name:	Heidi Griswold	Name:	Jane L. Brennan
Title:	Vice President, Mutual Fund Services	Title:	Division Vice President

[3]	An accountlet is the underlying sub-position on a Financial Intermediary’s system for an omnibus account.
[4]	Sub-transfer Agent shall provide at least 60 days prior written notice to the Transfer Agent in the event Sub-Transfer Agent removes this fee waiver.